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                      [PRICE WATERHOUSE LLP LETTERHEAD]



                                                                EXHIBIT 24.2







                     CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 15, 1995, which appears on page 50 of the 1994 Annual Report to Shareholders of United Asset Management Corporation, which is incorporated by reference in United Asset Management Corporation's Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page F-1 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.




PRICE WATERHOUSE LLP

January 9, 1996